UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Directors

On January 18, 2016, the Board of Directors (the “Board”) of Lumos Networks Corp. (the “Company”), upon a recommendation of the Nominating and Governance Committee, increased the size of the Board to 11 directors and elected Lawrence J. Askowitz and Shawn F. O’Donnell to the Board, in each case effective as of such date.

Mr. Askowitz will serve on the Nominating and Governance Committee of the Board, and Mr. O’Donnell will serve on the Compensation Committee.

Mr. Askowitz has over 20 years of capital markets and mergers and acquisitions experience in the telecommunications industry. Mr. Askowitz currently serves as a partner at Gabriel Advisors, LLC, an investment firm which advises and acquires communication and media technology companies. Mr. Askowitz also currently serves as a Managing Director of Kidron Capital Advisors, LLC, a registered broker dealer. Before founding Gabriel Advisors, LLC in April 2005, Mr. Askowitz was the telecommunication and media technology partner at ZelnickMedia Corporation, a private equity firm, from January 2004 through April 2005. Mr. Askowitz served as a managing director and head of Deutsche Bank’s U.S. Wireless Banking practice from January 2002 through September 2003. Before joining Deutsche Bank in September 2000, Mr. Askowitz was an investment banker at Credit Suisse from 1998 to 2000, and at Lazard from 1987 to 1998.  Mr. Askowitz served as a member of the board of directors of 180 Connect, a publicly-traded system integrator for the cable and satellite industry from August 2007 through August 2008, when it was sold to DirecTV. Mr. Askowitz served as a member of the board of directors of Ad.Venture Partners, a company created to acquire a technology, media or telecommunications company, from September 2005 through August 2007, when it acquired 180 Connect. Mr. Askowitz served as a member of the board of directors of Horizon PCS, Inc., a provider of personal communications services under the Sprint brand from October 2004 until July 2005, when it merged into iPCS Inc., another Sprint affiliate.

Mr. O’Donnell has over 25 years of operations experience in the telecommunications industry. Mr. O’Donnell is a managing director of FTI Consulting and currently serves as the President and Chief Executive Officer of Caribbean Asset Holdings, a telecommunications company based in the USVI. In 2013, Mr. O’Donnell served as a member of the board of directors of CTIA: The Wireless Association, an international industry trade group that represents the wireless communications industry. From 2011 through 2012, Mr. O’Donnell served as the President and Chief Executive Officer, International Services Division of Primus Telecommunications, a provider of advanced telecommunication services. From 2008 through 2011, Mr. O’Donnell served as the Chief Executive Officer and President and a member of the board of directors of Arbinet Corporation, a provider of international voice and IP solutions to carriers and service providers globally. From April 2007 until September 2008, Mr. O’Donnell served as a Senior Director of CXO Corporation, which specializes in management and operational consulting. From March 2003 through December 2006, Mr. O’Donnell was a member of Capital and Technology Advisors, Inc., a consulting firm specializing in the telecommunications and technology sectors, serving as Chief Operating Officer from July 2005 through December 2006. His corporate experience began at MCI where he held various engineering and operations management positions and continued as Executive Vice President of Network Services & Systems for Pathnet, a provider of long haul telecommunications capacity.

Neither Mr. Askowitz nor Mr. O’Donnell has any relationship with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Neither Mr. Askowitz nor Mr. O’Donnell has any

direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

2016 Annual Meeting

On January 18, 2016, the Board also determined, upon a recommendation of the Nominating and Governance Committee, that the following persons would be nominated for election at the 2016 Annual Meeting: Peter Aquino, Lawrence Askowitz, Timothy Biltz, Robert Guth, Shawn O’Donnell, William Pruellage, Michael Robinson, Michael Sicoli and Jerry Vaughn.

Current directors Judi North and Brian Rosenberg will not be standing for re-election at the 2016 Annual Meeting. Neither Ms. North nor Mr. Rosenberg has any disputes or disagreements with the Company.

On January 19, 2016, the Company issued a press release announcing the appointment of Mr. Askowitz and Mr. O’Donnell and the nomination of directors for the 2016 Annual Meeting. A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 19, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 19, 2016

LUMOS NETWORKS CORP.

By:	/s/ Johan G. Broekhuysen
Johan G. Broekhuysen Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit No.         Description

99.1                      Press Release, dated January 19, 2016.